Exhibit 99.1

Xometry Acquires Thomas, Accelerating the Manufacturing Industry’s Digital Transformation

•	Accelerates Growth of Xometry’s Marketplace

•	Creates Exceptional Scale of Buyers and Manufacturers

•	Establishes End-to-End Suite of Seller Services, Including Additional Fintech, Digital Marketing Products

•	Enhances Margins and Accelerates Path to Profitability

ROCKVILLE, MD – Dec. 8, 2021 – Xometry (NASDAQ: XMTR), the global marketplace for on-demand manufacturing, today announced the acquisition of Thomas (Thomasnet.com®), a leader in product sourcing, supplier selection and digital marketing solutions. The cash and stock transaction, valued at $300 million, is expected to close this week. Xometry’s rapidly growing digital marketplace provides real-time access to global manufacturing capacity and demand, helping accelerate the digitization of the manufacturing industry.

The acquisition of Thomas is expected to rapidly expand Xometry’s buyer and seller base, significantly enhancing Xometry’s global digital marketplace for manufacturers. Xometry also expects to leverage Thomas’ marketing and data services to deliver an unmatched suite of end-to-end services for sellers with additional fintech and digital marketing products.

“Xometry and Thomas share a common mission of championing the digital transformation of the manufacturing industry, one of the largest sectors of the global economy and the foundation for innovation everywhere,” said Randy Altschuler, CEO of Xometry. “Thomas brings strong brand equity, trusted and extensive relationships, proprietary data and advanced full-funnel marketing services – assets that perfectly complement our digital marketplace. Together, we will introduce new services, cross-sell to our combined base and expand our suite of products, particularly in fintech and digital marketing.”

“Thomas has a long and proud history of bringing active buyers and sellers together on our Thomasnet.com platform and providing the data and marketing services that inform decision-making,” said Tony Uphoff, President and Chief Executive Officer of Thomas. “In joining forces with Xometry, we’re uniting our products with the power of the Xometry marketplace so we can do even more for industry together.”

An industry leader in on-demand manufacturing, Xometry connects enterprise buyers across industries such as aerospace, consumer products, defense, industrial, automotive, medical, energy, robotics, green-tech and more with sellers of custom-manufactured parts worldwide. At the end of Q3 2021, Xometry had 26,187 active buyers, including nearly 30% of the Fortune 500. Leveraging AI and machine-learning technology, the Xometry marketplace provides immediate pricing, delivery lead times and quality assurance in a highly fragmented environment, as well as a suite of financial products that enable manufacturers to grow their businesses.

Thomas brings deep relationships with highly qualified enterprise buyers and engineers. The company’s industry leading Thomasnet.com platform boasts more than 1.3 million registered users (including 93 percent of Fortune 1000 companies) and more than 500,000 commercial and industrial sellers, including 45,000 diversity certified sellers. Every year, more than 20 million sourcing sessions are initiated on Thomasnet.com, generating extensive first-party buyer intent data across multiple sectors.

Transaction Details

Under the terms of the deal, Xometry is acquiring Thomas on a cash-free, debt-free basis for $300 million subject to customary adjustments – approximately $198.5 million in cash and $101.5 million in Xometry’s Class A common stock.

The acquisition is expected to be immediately accretive to gross margin and Adjusted EBITDA margin. We expect the deal to accelerate our path to profitability and expect full year profitability in 2023. Based on anticipated revenue synergies, we expect the pro forma company revenue growth rate to be consistent with Xometry’s expected revenue growth on a standalone basis in 2022.

Goldman Sachs & Co. LLC acted as the financial advisor and BakerHostetler acted as the legal advisor to Xometry. DC Advisory US acted as the financial advisor and Winston & Strawn LLP as the legal advisor to Thomas.

Investor Presentation & Conference Call

Xometry has published a presentation to its investor relations website at https://investors.xometry.com.

Xometry management will host a conference call at 8:30 a.m. today, Dec. 8, to discuss the acquisition.

Conference Dial-In Numbers:

Conference ID: 1193859

Participant Toll-Free Dial-In Number: 18773132061

Participant International Dial-In Number: 14704959537

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About Xometry

Xometry is a leading digital marketplace for on-demand manufacturing, transforming one of the largest industries in the world. Xometry uses its proprietary technology to create a marketplace that enables buyers to efficiently source on-demand manufactured parts and assemblies, and empowers sellers of manufacturing services to grow their businesses. Xometry’s buyers range from self-funded startups to Fortune 100 companies.

Media Contacts:

Matthew Hutchison for Xometry

415-583-2119

Matthew.Hutchison@Xometry.com

Investor Contact:

Shawn Milne

240-335-8132

Shawn.Milne@Xometry.com

Source: Xometry, Inc.